                                                                     EXHIBIT 4.1


VINA

COMMON STOCK

CUSIP 92719D 10 0

SEE REVERSE FOR CERTAIN DEFINITIONS

THIS IS TO CERTIFY THAT




is the owner of



fully paid and non-assessable shares, $0.0001 par value, of the COMMON STOCK of VINA TECHNOLOGIES, INC. (hereinafter called the "Corporation"), transferable on the books of the Corporation in person, or by duly authorized attorney, upon surrender of this certificate properly endorsed. This certificate is not valid until countersigned by a Transfer Agent and registered by a Registrar. WITNESS the facsimile seal of the Corporation and the facsimile signatures of its duly authorized officers.

Dated:
COUNTERSIGNED AND REGISTERED:
AMERICAN STOCK TRANSFER & TRUST COMPANY
(NEW YORK, N.Y.)
TRANSFER AGENT AND REGISTRAR
BY
  -------------------------------------
AUTHORIZED SIGNATURE
CHIEF FINANCIAL OFFICER AND SECRETARY
PRESIDENT AND CHIEF EXECUTIVE OFFICER